EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated February 12, 2010, except for Note J, as to which the date is April 13, 2010, with respect to the financial statements and schedule of SPS Commerce, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Minneapolis, Minnesota
November 10, 2010